Exhibit 4.05

CALCULATION AGENCY AGREEMENT

BETWEEN

LEHMAN BROTHERS HOLDINGS INC.

AND

LEHMAN BROTHERS INC.

CALCULATION AGENCY AGREEMENT, dated as of March 22, 2006 (this “Agreement”), between Lehman Brothers Holdings Inc. (the “Company”) and Lehman Brothers Inc., as Calculation Agent.

WHEREAS, the Company proposes to issue and sell its FX-Linked Notes (the “Notes”) from time to time;

WHEREAS, the terms of the Notes will be set forth in the applicable Note (in connection with the performance by the Calculation Agent of its services hereunder with respect to the Notes, the Note is referred to herein as the “relevant Note”);

WHEREAS, the terms of the Notes will be described in a pricing supplement (in connection with the performance by the Calculation Agent of its services hereunder with respect to the Notes, the pricing supplement relating to the Notes is referred to herein as the “relevant Pricing Supplement”) to the prospectus supplement dated May 18, 2005 and the prospectus dated May 18, 2005;

WHEREAS, the Notes will be issued under an Indenture, dated as of September 1, 1987, between the Company and Citibank, N.A., as Trustee (the “Trustee”), as supplemented and amended by supplemental indentures dated as of November 25, 1987, November 27, 1990, September 13, 1991, October 4, 1993, October 1, 1995, and June 26, 1997, and incorporating Standard Multiple Series Indenture Provisions dated July 30, 1987, as amended November 16, 1987 (collectively, the “Indenture”); and

WHEREAS, the Company requests the Calculation Agent to perform certain services described herein in connection with the Notes;

NOW THEREFORE, the Company and the Calculation Agent agree as follows:

1.             Appointment of Agent. The Company hereby appoints Lehman Brothers Inc. as Calculation Agent and Lehman Brothers Inc. hereby accepts such appointment as the Company’s agent for the purpose of performing the services hereinafter described upon the terms and subject to the conditions hereinafter mentioned.

2.             Calculations and Information Provided. In response to a request made by the Trustee for a determination of the Redemption Amount, Additional Amount, Interest Amount or other amount as specified in the relevant Note, with respect to any series of the Notes, the Calculation Agent shall determine the Redemption Amount, Additional Amount, Interest

Amount or other amount specified in the relevant Note or the relevant Pricing Supplement on the Valuation Date, Settlement Date or other relevant date(s) or series of days specified in the relevant Note or the relevant Pricing Supplement, or as soon as practicable thereafter but in no event later than the relevant payment date for such amount, in accordance with the terms of the Notes and this Agreement, and shall notify the Trustee of its determination. In addition, the Calculation Agent shall also be responsible for each of the following items for the Notes, to the extent applicable:

(a)           determining whether a Disruption Event has occurred and, in the event a Disruption Event has occurred, determining the Redemption Amount, Additional Amount, Interest Amount or other amount specified in the relevant Note or the relevant Pricing Supplement in the manner specified therein;

(b)           determining whether a Price Source Unavailability Event has occurred and, in the event a Price Source Unavailability Event has occurred, taking the actions specified in the relevant Note or the relevant Pricing Supplement; and

(c)           making any other calculation, determination or adjustment specified as being made by the Calculation Agent in this Agreement, the relevant Pricing Supplement or the relevant Note.

The Calculation Agent shall notify the Trustee of all such determinations and adjustments or if a Disruption Event or a Price Source Unavailability Event with respect to a series of Notes has occurred.

3.             Calculations. Any calculation or determination by the Calculation Agent pursuant hereto shall be made at the sole discretion of the Calculation Agent and shall (in the absence of manifest error) be final and binding. Any calculation made by the Calculation Agent hereunder shall, at the Trustee’s request, be made available at the Corporate Trust Office. The procedures the Calculation Agent will use to determine the information described herein with respect to the Notes is set forth as follows:

On the Valuation Date, Settlement Date or other relevant date(s) or series of dates specified in the relevant Note or the relevant Pricing Supplement, or as soon as practicable thereafter but in no event later than the relevant payment date, the Calculation Agent shall:

(a)           calculate the Redemption Amount, Additional Amount, Interest Amount or other amount for the Notes as specified and described in the relevant Note or the relevant Pricing Supplement; and/or

(b)           determine with respect to the applicable Reference Currency or Reference Currencies the Reference Exchange Rate(s), Settlement Rate(s) or other rate(s) specified in the relevant Note or the relevant Pricing Supplement (including any forward rates or values, forward points, futures values, or rate(s) based on or interpolated from any of the foregoing or from any other determinant specified in the specified in the the relevant Note or the relevant Pricing Supplement).

The Calculation Agent shall notify the Trustee of all such calculations and determinations, and any adjustments thereof.

4.             Fees and Expenses. The Calculation Agent shall be entitled to reasonable compensation for all services rendered by it as agreed to between the Calculation Agent and the Company.

5.             Terms and Conditions. The Calculation Agent accepts its obligations herein set out upon the terms and conditions hereof, including the following, to all of which the Company agrees:

(a)           in acting under this Agreement, the Calculation Agent is acting solely as an independent expert and not as an agent of the Company and does not assume any obligation toward, or any relationship of agency or trust for or with, any of the holders of the Notes;

(b)           unless otherwise specifically provided herein, any order, certificate, notice, request, direction or other communication from the Company or the Trustee made or given under any provision of this Agreement shall be sufficient if signed by any person who the Calculation Agent reasonably believes to be a duly authorized officer or attorney-in-fact of the Company or the Trustee, as the case may be;

(c)           the Calculation Agent shall be obliged to perform only such duties as are set out specifically herein and any duties necessarily incidental thereto;

(d)           the Calculation Agent, whether acting for itself or in any other capacity, may become the owner or pledgee of Notes with the same rights as it would have had if it were not acting hereunder as Calculation Agent; and

(e)           the Calculation Agent shall incur no liability hereunder except for loss sustained by reason of its gross negligence or willful misconduct.

6.             Resignation; Removal; Successor. (a) The Calculation Agent may at any time resign by giving written notice to the Company of such intention on its part, specifying the date on which its desired resignation shall become effective, subject to the appointment of a successor Calculation Agent and acceptance of such appointment by such successor Calculation Agent, as hereinafter provided. The Calculation Agent hereunder may be removed at any time by the filing with it of an instrument in writing signed by or on behalf of the Company and specifying such removal and the date when it shall become effective. Such resignation or removal shall take effect upon the appointment by the Company, as hereinafter provided, of a successor Calculation Agent and the acceptance of such appointment by such successor Calculation Agent. In the event a successor Calculation Agent has not been appointed and has not accepted its duties within 90 days of the Calculation Agent’s notice of resignation, the Calculation Agent may apply to any court of competent jurisdiction for the designation of a successor Calculation Agent.

(b)           In case at any time the Calculation Agent shall resign, or shall be removed, or shall become incapable of acting, or shall be adjudged bankrupt or insolvent, or make an assignment for the benefit of its creditors or consent to the appointment of a receiver or custodian of all or any substantial part of its property, or shall admit in writing its inability to pay or meet its debts as they mature, or if a receiver or custodian of it or all or any substantial part of its property shall be appointed, or if any public officer shall have taken charge or control of the Calculation Agent or of its property or affairs, for the purpose of rehabilitation, conservation or liquidation, a successor Calculation Agent shall be appointed by the Company by an instrument in writing, filed with the successor Calculation Agent. Upon the appointment as aforesaid of a successor Calculation Agent and acceptance by the latter of such appointment, the Calculation Agent so superseded shall cease to be Calculation Agent hereunder.

(c)           Any successor Calculation Agent appointed hereunder shall execute, acknowledge and deliver to its predecessor, to the Company and to the Trustee an instrument accepting such appointment hereunder and agreeing to be bound by the terms hereof, and thereupon such successor Calculation Agent, without any further act, deed or conveyance, shall become vested with all the authority, rights, powers, trusts, immunities, duties and obligations of such predecessor with like effect as if originally named as Calculation Agent hereunder, and such predecessor, upon payment of its charges and disbursements then unpaid, shall thereupon become obligated to transfer, deliver and pay over, and such successor Calculation Agent shall be entitled to receive, all moneys, securities and other property on deposit with or held by such predecessor, as Calculation Agent hereunder.

(d)           Any corporation into which the Calculation Agent hereunder may be merged or converted or any corporation with which the Calculation Agent may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Calculation Agent shall be a party, or any corporation to which the Calculation Agent shall sell or otherwise transfer all or substantially all of the assets and business of the Calculation Agent shall be the successor Calculation Agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto.

7.             Certain Definitions. Capitalized terms not otherwise defined herein are used herein as defined in the relevant Note or the relevant Pricing Supplement or, if not defined in the relevant Note or the relevant Pricing Supplement, as defined in the Indenture.

8.             Indemnification. The Company will indemnify the Calculation Agent against any losses or liability which it may incur or sustain in connection with its appointment or the exercise of its powers and duties hereunder except such as may result from the gross negligence or wilful misconduct of the Calculation Agent or any of its agents or employees. The Calculation Agent shall incur no liability and shall be indemnified and held harmless by the Company for or in respect of any action taken or suffered to be taken in good faith by the Calculation Agent in reliance upon written instructions from the Company.

9.             Notices. Any notice required to be given hereunder shall be delivered in person, sent (unless otherwise specified in this Agreement) by letter, telex or facsimile transmission or communicated by telephone (confirmed in a writing dispatched within two Business Days), (a) in the case of the Company, to it at 745 Seventh Avenue, New York, New York 10019 (facsimile: (646) 758-3204) (telephone: (212) 526-7000), Attention: Treasurer, with a copy to 1301 Avenue of the Americas, 5th floor, New York, NY 10019 (facsimile: (212) 526-0357)

(telephone: (212) 526-7000), Attention: Corporate Secretary, (b) in the case of the Calculation Agent, to it at Lehman Brothers Inc., 745 Seventh Avenue, New York, NY 10019 (facsimile: (646) 758-3204) (telephone: (212) 526-7000), Attention: Treasurer and (c) in the case of the Trustee, to it at 111 Wall Street, 5th Floor, New York, New York 10043 (facsimile: (212) 657-3836) (telephone: (212) 657-7805), Attention: Corporate Trust Department or, in any case, to any other address or number of which the party receiving notice shall have notified the party giving such notice in writing. Any notice hereunder given by telex, facsimile or letter shall be deemed to be served when in the ordinary course of transmission or post, as the case may be, it would be received.

10.           GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONTINUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

11.           Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

12.           Benefit of Agreement. This Agreement is solely for the benefit of the parties hereto and their successors and assigns, and no other person shall acquire or have any rights under or by virtue hereof.

IN WITNESS WHEREOF, this Agreement has been entered into as of the day and year first above written.

LEHMAN BROTHERS HOLDINGS INC.

By:
Name:
Title:

LEHMAN BROTHERS INC.
as Calculation Agent

By:
Name:
Title: